EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Intcomex, Inc. owns 100% of all principal subsidiaries as of December 31, 2012, including the following:

Subsidiary Name — Jurisdiction

1. Intcomex, Holdings, LLC — Delaware

2. Intcomex International Holdings Cooperatief U.A. — Netherlands

3. Intcomex Holdings SPC-I, LLC — Delaware and Mexico (dually-formed)

4. Comercializadora Intcomex S.A. de C.V. — Mexico

5. IFC International, LLC — Delaware

6. Software Brokers of America, Inc. — Florida

7. Accvent LLC — Florida

8. FORZA Power Technologies LLC — Florida

9. KLIP Xtreme LLC — Florida

10. NEXXT Solutions LLC — Florida

11. Nuqleo LLC — Florida

12. IXLA Holdings, Ltd. — Cayman Islands

13. Intcomex Argentina S.R.L. — Argentina

14. Intcomex S.A. — Chile

15. Intcomex Iquique S.A. — Chile

16. Intcomex del Ecuador, S.A. — Ecuador

17. Hurricane Systems S.A. — Ecuador

18. Intcomex Latin America Finance Corp. — Cayman Islands.

19. Intcomex Colombia LTDA — Colombia

20. XCB de Colombia Ltd — British Virgin Islands

21. Intcomex Costa Rica Mayorista en Equipo de Cómputo, S.A. — Costa Rica

22. Intcomex S.A. de C.V. — El Salvador

23. Intcomex de Guatemala, S.A. — Guatemala

24. XGB de Guatemala S.A. — Guatemala

25. Intcomex Jamaica Ltd. — Jamaica

26. Intcomex de las Americas, S.A. — Panama

27. Computación Monrenca Panama, S.A. — Panama

28. Intcomex Peru, S.A.C. — Peru

29. T.G.M., S.A. — Uruguay

30. Latin CAS, S.D. — El Salvador

31. Latin Service, S.A. — Guatemala

32. Compañía de Servicios IMSC, S. de R.L. de C.V. — Mexico